UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2009

Red Mile Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50814 (Commission File Number)	20-4441647 (IRS Employer Identification Number)

223 San Anselmo Way, #3
San Anselmo, CA 94960
(Address of principal executive offices) (Zip Code)

(415) 339-4240
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On April 30, 2009, Red Mile entered into a Settlement Agreement (the “Settlement Agreement”) with Atari Interactive, Inc. (“Atari”) and IR Gurus Pty Ltd., dba Transmission Games (“Transmission”) to settle certain claims among the parties and to facilitate the transfer of rights in the interactive game with the working title “Heroes over Europe” (the “Title”) to a third-party publisher (the “New Publisher”).

Previous Agreements Among the Parties

As previously reported on May 10, 2006, Red Mile and Transmission entered into a Software Development and Licensing Agreement on March 3, 2006 for the development of the Title (the “Development Agreement”), which was amended by a Variation and Settlement Agreement dated March 28, 2008.  Under the Development Agreement, Red Mile agreed to make periodic payments to Transmission on achievement of certain development milestones.

As previously reported on June 26, 2008, Red Mile and Atari entered into a Publishing Agreement on June 20, 2008 (the “Publishing Agreement”) pursuant to which Red Mile granted Atari an exclusive worldwide license to publish, sell and distribute the Title for certain entertainment platforms. A copy of the Publishing Agreement was attached as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 14, 2008.

As previously reported on February 18, 2009, Atari sent Red Mile a termination notice on February 11, 2009 with respect to the Publishing Agreement and ceased making milestone payments to Red Mile, claiming that Red Mile had breached the Publishing Agreement, and Transmission sent Red Mile a termination notice on February 11, 2009 with respect to the Development Agreement alleging that Red Mile had failed to make one of its periodic payments to Transmission.

As previously reported on March 2, 2009, Red Mile and Atari entered into a Buyout Agreement on February 24, 2009 (the “Buyout Agreement”) pursuant to which Atari would have released to Red Mile the rights to the Title in exchange for certain payments from Red Mile.

The Settlement Agreement

Under the Settlement Agreement, Atari has the irrevocable right to enter into a rights buyout agreement (the “Rights Buyout Agreement”) with the New Publisher to transfer to the New Publisher all rights that were granted or were purported to have been granted to Atari under the Publishing Agreement (the “Transferred Rights”). In the Settlement Agreement, Transmission granted to Atari a fully paid, irrevocable, worldwide license to the Transferred Rights and Red Mile acknowledged and affirmed the rights granted by Transmission. Red Mile also expressly waived and released all rights in the Transferred Rights. Upon the effectiveness of the Settlement Agreement, the Development Agreement, the Publishing Agreement, and the Buyout Agreement will be terminated and of no further force or effect.

Under the Settlement Agreement, each party releases the other parties from all known claims, including those arising under the Publishing Agreement, Development Agreement, or Buyout Agreement. Each party also makes customary representations and warranties in the Settlement Agreement and agrees to indemnify, defend and hold the other parties harmless from all third-party claims in connection with any breach or alleged breach of their respective representations and warranties in the Settlement Agreement.

In exchange for the grant of rights and the release in the Settlement Agreement, Atari agrees to pay Red Mile $400,000 within fourteen days after the mutual execution of the Rights Buyout Agreement with the New Publisher.

On April 30, 2009, Red Mile and Transmission entered into a letter agreement pertaining to certain sequel rights in the Title (the “Sequel Side Letter”). Under the Sequel Side Letter, if Transmission and the New Publisher determine that the New Publisher will not publish the first sequel, then Red Mile will have the right to bid on the sequel. Red Mile’s right to bid on the first sequel will expire on March 3, 2016. Similarly, if Red Mile submits a bid for the first sequel, Red Mile will have the same right to bid on the second sequel. Each party makes customary representations and warranties in the Sequel Side Letter and each party agrees to indemnify, defend and hold the other harmless from claims arising out of such party’s breach of the Sequel Side Letter.

The mutual execution of the Rights Buyout Agreement between Atari and the New Publisher is a condition precedent to the effectiveness of the Settlement Agreement and the Sequel Side Letter.

Red Mile intends to file the Settlement Agreement and Sequel Side Letter as attachments to its annual report on Form 10-K for the fiscal year ended March 31, 2009.

SilverBirch Agreement

As previously disclosed on January 6, 2009, Red Mile entered into a Standstill Agreement (the “Standstill Agreement”) with SilverBirch Inc., an Ontario (Canada) corporation (“SilverBirch”) pursuant to which, among other things, SilverBirch agreed to forbear from exercising its rights and remedies against Red Mile under a secured credit facility for a period of time, subject to certain conditions. A copy of the Standstill Agreement was filed as Exhibit 10.1 to the Form 8-K filed by Red Mile with the SEC on January 6, 2009. As previously disclosed on March 24, 2009, Red Mile and SilverBirch entered into an amendment to the Standstill Agreement on March 19, 2009 to modify Red Mile’s payment obligations.

On April 30, 2009, Red Mile entered into an agreement (the “Agreement”) with SilverBirch and Red Mile’s outside legal counsel, Bullivant Houser Bailey, PC (“Company Counsel”) pursuant to which Company Counsel agrees to disburse to SilverBirch CAD $235,000, which is the amount due to SilverBirch under the Standstill Agreement, as amended, upon Company Counsel’s receipt of such funds on behalf of Red Mile under the Settlement Agreement.

Red Mile intends to file the Agreement as an attachment to its annual report on Form 10-K for the fiscal year ended March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Mile Entertainment, Inc.

	By:	/s/ Simon Price
Simon Price
Chief Executive Officer
Date: May 6, 2009